Exhibit 99.1

Press

Release

Contact:         Mark E. Patten, Sr. Vice President and CFO

                       mpatten@ctlc.com

Phone:            (386) 944-5643

Facsimile:      (386) 274-1223

Executing Strategy to Monetize Land into Income Producing Assets
FOR IMMEDIATE RELEASE	CONSOLIDATED-TOMOKA LAND CO. REPORTS RECORD FULL YEAR 2016 EARNINGS OF $2.86 PER SHARE Successfully Executing Strategy to Monetize Land into Income Producing Assets

DAYTONA BEACH, Fla - February 7, 2017. Consolidated-Tomoka Land Co. (NYSE MKT: CTO) (the “Company” or “CTO”) today announced its operating results and earnings for the quarter and year ended December 31, 2016.

OPERATING RESULTS

Operating results for the quarter ended December 31, 2016 (as compared to the same period in 2015):

•	Basic net income was $0.91 per share, a decrease of $0.08 per share;
o	The decrease in net income and operating income in 2016 was due primarily to approximately $1.7 million of gains on income property sales in 2015;
•	Operating income was approximately $10.3 million, a decrease of approximately $1.1 million; and
•	Revenues from the Operating Segments were as follows:

		Increase (Decrease)
Operating Segment	Revenue for the Quarter ($000’s)	vs Same Period in 2015 ($000’s)	vs Same Period in 2015 (%)
Income Properties	$ 6,609	$ 994	18%
Interest Income from Commercial Loan Investments	538	(337)	-39%
Real Estate Operations	19,165	7,199	60%
Golf Operations	1,312	4	0%
Agriculture & Other Income	11	(8)	-42%
Total Revenues	$ 27,635	$ 7,852	40%

Operating results for the year ended December 31, 2016 (as compared to the same period in 2015):

•	Basic net income was $2.86 per share, an increase of $1.42 per share;
•	Operating income was approximately $37.3 million, an increase of approximately $17.1 million; and
•	Revenues from the Operating Segments were as follows:

		Increase (Decrease)
Operating Segment	Revenue for the Year ($000’s)	vs Same Period in 2015 ($000’s)	vs Same Period in 2015 (%)
Income Properties	$ 25,093	$ 6,051	32%
Interest Income from Commercial Loan Investments	2,588	(103)	-4%
Real Estate Operations	38,144	22,201	139%
Golf Operations	5,190	(53)	-1%
Agriculture & Other Income	60	(19)	-25%
Total Revenues	$ 71,075	$ 28,077	65%

CEO and CFO Comments on Operating Results

John P. Albright, president and chief executive officer, stated, “We are very pleased with the Company’s record performance in 2016 and the continued execution of our business plan and strategy, particularly the progress we have made monetizing the Company’s land holdings and growing our income property portfolio.” Mr. Albright added, “Since becoming CEO in late 2011, the Company has completed more than $48 million in land transactions and has another approximately $110 million under contract with ten different buyers, totaling nearly 40% of CTO’s land holdings. CTO’s Board of Directors and management team remain committed to advancing the Company’s business plan in 2017, by continuing to convert our land holdings into income-producing investments, with the express purpose of maximizing shareholder value for all of CTO’s shareholders.”

Mark E. Patten, senior vice president and chief financial officer, stated, “We’re pleased to have achieved record annual earnings in 2016, and importantly, the earnings are primarily coming from increased year-over-year land sales and the impact of the growth in our income property portfolio which are driving our increasing cash flows.” Mr. Patten continued, “Our liquidity remains strong and we have continued to invest in our buy-back program, investing approximately $1.9 million in approximately 38,000 shares during the fourth quarter representing an average price of approximately $51.22 per share. Including the fourth quarter activity, we’ve acquired just over 151,000 shares in 2016 representing an investment in our stock of approximately $7.4 million.”

OTHER HIGHLIGHTS

Other highlights for the quarter ended December 31, 2016 include the following:

•	Repurchased 38,024 shares of the Company’s stock for approximately $1.95 million at an average purchase price of $51.22 per share;
•	Book value increased by $3.16 per share to approximately $25.97 per share as of December 31, 2016, an increase of approximately 13.9% versus December 31, 2015; and
•

As of December 31, 2016: (i) total cash was approximately $16.0 million including approximately $8.2 million of restricted cash related to 1031 exchange transactions; (ii) total debt (including the convertible notes at face value) to total enterprise value (total debt plus equity market capitalization), net of total cash, was approximately 32.6%; and available borrowing capacity on the Company’s credit facility totaled approximately $40.7 million, subject to borrowing base requirements.

Income Property Portfolio Update

Portfolio Summary

The Company’s income property portfolio consisted of the following as of December 31, 2016:

Property Type	# of Properties	Annualized Revenue ($000’s)	Average Years Remaining on Lease
Single-Tenant	21	$ 13,100	9.5
Multi-Tenant	10	8,800	5.6
Total / Wtd. Avg.	31	$ 21,900	8.0

In the fourth quarter of 2016 the Company acquired two income properties with an average remaining lease term of 5.0 years, for an aggregate purchase price of approximately $36.9 million at a weighted average cap rate of 7.46%. For 2016, the Company completed the acquisition of 10 income properties for an aggregate purchase price of approximately $86.7 million at a weighted average cap rate of approximately 6.33% at acquisition.

For 2016, the Company has completed the disposition of 19 income properties with an aggregate sales price of approximately $74.3 million with a weighted average exit cap rate of approximately 5.79% and net gains of approximately $11.7 million.

Real Estate Operations Update

Land Sales

In the fourth quarter of 2016, the Company sold approximately 696 acres of land in three separate transactions with three different buyers at an aggregate sales price of approximately $11.4 million, representing an average of approximately $16,000 per acre and resulting in aggregate gains at closing of approximately $6.7 million, or approximately $0.74 per share, after tax. The fourth quarter transactions included the sale of approximately 604 acres on the west side of Interstate 95 to ICI Homes for $7.5 million or approximately $12,000 per acre.

For 2016, excluding the impact of the percentage of completion revenues, the Company sold approximately 708 acres of land in six separate transactions with six different buyers at an aggregate sales price of approximately $13.8 million, representing an average of approximately $19,000 per acre and resulting in aggregate gains at closing of approximately $8.3 million, or approximately $0.90 per share, after tax.

During the quarter and the year ended December 31, 2016, the Company recognized the following revenues and gains based on percentage-of-completion accounting for the land sales transactions closed in the fourth quarter of 2015 and in the first quarter of 2016 in the area referred to as the Tomoka Town Center (the “Town Center”).

The Town Center percentage-of-completion summary is as follows:

Purchaser	Revenue Recognized in Q4 2016 (1)	Gain Recognized in Q4 2016 (2)	Revenue Recognized YTD 2016 (1)	Gain Recognized YTD 2016 (2)
Tanger Outlet	$ 478,148	$ 384,651	$ 7,160,829	$ 5,740,898
Sam's Club	155,556	167,610	3,579,436	2,974,781
NADG - First Parcel	304,681	215,195	4,563,273	3,204,252
NADG - Outparcel	96,842	86,275	2,186,638	1,897,293
Total Town Center Sales	$ 1,035,227	$ 853,731	$ 17,490,176	$ 13,817,224

(1)

The revenue recognized in each period consisted of revenue from a portion of the sales price that was previously deferred and revenue from expected reimbursements, as the infrastructure work was completed.

(2)	The gain recognized in each period consisted of revenue less the allocated cost basis of the infrastructure costs, as the infrastructure work was completed.

As of December 31, 2016 the infrastructure work related to the Town Center had been completed and all revenue and resulting gains had been fully recognized.

Land Pipeline Update

As of February 3, 2017, the Company’s pipeline of potential land sales transactions included the following 11 definitive purchase and sale agreements with ten different buyers, representing approximately 39% of the Company’s land holdings:

	Contract (or Buyer)/Parcel	Acres	Contract Amount ($000's)	Price Per Acre ($ Rounded 000’s)	Estimated Timing
1	Commercial/Retail	35	$ 14,000	$ 400,000	’17 - ‘19
2	Commercial/Retail	4	1,175	294,000	’17 - ‘18
3	Commercial/Retail	6	1,556	259,000	’17 - ‘18
4	Mixed-Use Retail	22	5,574	253,000	’17 - ‘18
5	Mixed-Use Retail (NADG)	82	20,187	246,000	’17 - ‘18
6	Residential (Multi-Family)	7	1,140	163,000	’18 - ‘19
7	Commercial	28	3,215	115,000	’17 - ‘18
8	AR Residential (Minto)	1,686	31,360	19,000	‘18 - ‘19
9	AR Residential (Minto)	1,581	27,151	17,000	’17
10	SF Residential	194	3,324	17,000	’18 - ‘19
11	SF Residential (ICI)	146	1,400	10,000	‘18 - ‘19
	Totals	3,791	$ 110,082	$ 29,000

As noted above, all of these agreements contemplate closing dates ranging from the first quarter of 2017 through fiscal year 2019, and the Company expects a number of these transactions to close in 2017, although the buyers may not be contractually obligated to close until after 2017. Each of these transactions is in varying stages of due diligence by the various buyers including, in some instances, having made submissions to the planning and development departments of the City of Daytona Beach, and other permitting activities with other applicable governmental authorities. In addition to other customary closing conditions, the majority of these transactions are conditioned upon the receipt of approvals or permits from those various governmental authorities, as well as other matters that are beyond the Company’s control. If such approvals are not obtained, the prospective buyers may have the ability to terminate their respective agreements prior to closing. As a result, there can be no assurances regarding the likelihood or timing of any one of these potential land transactions being completed or the final terms thereof, including the sales price.

Minto Communities

One of the definitive sales contracts is with an affiliate of Minto Communities for Minto’s development of Oasis Daytona, a 3,400-unit master planned age-restricted resort-style community on a 1,581-acre parcel (the “Minto Parcel”) of the Company’s land holdings west of Interstate 95 (the “First Minto Transaction”). The First Minto Transaction was originally put under contract in May 2014. On September 27, 2016, the Company sold approximately 4.5 acres (the “Sales Center Site”) included in the Minto Parcel to Minto for a purchase price of approximately $205,000, or approximately $46,000 per acre.  Minto has begun construction of its sales center for Oasis Daytona on the Sales Center Site. The sales price noted above for the First Minto Transaction reflects adjustments agreed to by the Company for the estimated costs Minto will incur in connection with a wetlands restoration program and for Minto’s intent to close this transaction for all cash rather than utilizing the recourse seller financing option available under the agreement. As of February 6, 2017 the joint permit application with the Army Corps of Engineers has been obtained and the Company expects the First Minto Transaction will close before the end of February 2017.

Beachfront Venture

In the fourth quarter of 2016, the Company purchased the remaining 50% interest in a real estate venture that owns a six-acre vacant beachfront parcel in Daytona Beach, Florida (the “Beach Venture”). The Company acquired the remaining 50% interest from the institutional investor in the Beach Venture for approximately $4.7 million. As a result, the noncontrolling interest in the consolidated variable interest entity has been eliminated as of December 31, 2016 in the accompanying consolidated balance sheets. The Beach Venture received approval of the rezoning and entitlement of the site for up to approximately 1.2 million square feet of density. As previously announced, the Company is in negotiations with two prospective tenants, the Cocina 214 Mexican Restaurant & Bar and the LandShark Bar & Grill, to lease the two restaurants the Company will develop on the parcel. The zoning and entitlements received allow for the restaurant development and a larger scale vertical development should the market conditions permit.

Financial Results

Revenue

Total revenue for the quarter ended December 31, 2016 increased to approximately $27.6 million, as compared to approximately $19.8 million during the same period in 2015, an increase of approximately $7.9 million. This increase was primarily the result of the following elements of the Real Estate Operations segment and the Income Property Operations, respectively:

		Increase (Decrease)
Real Estate Operations Segment	Revenue for the Quarter ($000’s)	vs Same Period in 2015 ($000’s)
Land Sales Revenue	$ 11,364	$ 8,959
Revenue from Reimbursement of Infrastructure Costs	4,500	4,500
Impact Fee Sales	1,739	1,681
Fill Dirt and Other Revenue	261	261
Percentage of Completion Revenue (Town Center)	1,035	(7,093)
Subsurface Revenue	266	(1,109)
Total Related to Real Estate Operations	$ 19,165	$ 7,199

		Increase (Decrease)
Income Property Operations Segment	Revenue for the Quarter ($000’s)	vs Same Period in 2015 ($000’s)
Wells Fargo/Riverside Acquisitions	$ 1,845	$ 556
Accretion of Above Market/Below Market Intangibles	518	359
Q4 2016 Acquisitions	649	649
Rent from Remaining Portfolio (Impact of 2016 Dispositions)	3,597	(570)
Total Related to Income Property Operations	$ 6,609	$ 994

Total revenue for the year ended December 31, 2016 increased approximately $28.1 million to approximately $71.1 million, as compared to approximately $43.0 million during the same period in 2015. This increase was primarily the result of the following elements of the Real Estate Operations segment and the Income Property Operations, respectively:

		Increase (Decrease)
Real Estate Operations Segment	Revenue for the Year ($000’s)	vs Same Period in 2015 ($000’s)
Land Sales Revenue	$ 11,871	$ 7,595
Revenue from Reimbursement of Infrastructure Costs	4,500	4,500
Impact Fee Sales	2,220	1,757
Fill Dirt and Other Revenue	261	188
Percentage of Completion Revenue (Town Center)	17,490	9,362
Subsurface Revenue	1,802	(1,201)
Total Related to Real Estate Operations	$ 38,144	$ 22,201

		Increase (Decrease)
Income Property Operations Segment	Revenue for the Year ($000’s)	vs Same Period in 2015 ($000’s)
Wells Fargo/Riverside Acquisitions	$ 7,022	$ 5,029
Accretion of Above Market/Below Market Intangibles	2,240	2,081
Q4 2016 Acquisitions	649	649
Rent from Remaining Portfolio (Impact of 2016 Dispositions)	15,182	(1,708)
Total Related to Income Property Operations	$ 25,093	$ 6,051

Net Income

Net income for the quarter ended December 31, 2016 was approximately $5.1 million, compared to approximately $5.7 million in the same period in 2015. Basic net income per share for the quarter ended December 31, 2016 was $0.91 per share, as compared to $0.99 per share during the same period in 2015, a decrease of $0.08 per share.

The results in the fourth quarter of 2016 reflected increased revenues of approximately $7.9 million as described above, offset by the associated increase in direct cost of revenues of approximately $7.2 million primarily related to the increase in the direct cost of revenues for the real estate operations of approximately $7.2 million, which primarily reflects the cost basis for increased land sales revenue during the quarter, as well as the following other elements of the Company’s operating results:

•

A decrease in general and administrative expenses of approximately $851,000 primarily due to the decrease in non-cash stock compensation expense of approximately $550,000 and reduced charges associated with accruals for environmental matters of approximately $181,000;

•	An increase in depreciation and amortization of approximately $809,000 resulting from the growth in our income property portfolio;
•	Decreases in gains recognized on the disposition of assets which is the result of approximately $1.7 million recognized in 2015 versus no dispositions in the fourth quarter of 2016; and
•	Increased investment income which primarily is the result of a loss recognized in the fourth quarter of 2015 related to the disposition of certain investment securities.

Net income for the year ended December 31, 2016 was approximately $16.3 million, compared to approximately $8.3 million in the same period in 2015. Net income per share for the year ended December 31, 2016 was $2.86 per share, as compared to $1.44 per share during the same period in 2015, an increase of $1.42 per share.

The results for the year ended December 31, 2016 reflected increased revenues of approximately $28.1 million as described above, offset by the associated increase in direct cost of revenues of approximately $12.1 million with such increase substantially related to the increase in the direct cost of revenues for the real estate operations of approximately $10.6 million, which primarily reflects the cost basis for increased land sales revenue during the year, as well as the following other elements of the Company’s operating results:

•

Gains on the disposition of income properties of approximately $12.8 million which includes approximately $11.5 million, recognized in the third quarter, from the completed disposition of a portfolio of 14 single-tenant income properties;

•

An increase in general and administrative expenses of approximately $1.5 million primarily due to the increase in non-cash stock compensation expense of approximately $992,000 and approximately $1.4 million in charges associated with legal, accounting, and director meeting fees to address certain shareholder matters, offset by reduced expense for accruals for environmental matters of approximately $662,000;

•	An increase in depreciation and amortization of nearly $3.0 million resulting from the growth in the income property portfolio;
•	Increased interest expense of approximately $1.8 million primarily reflecting a full year of interest on the convertible notes issuance;

•

A decrease in investment income of approximately $739,000 which primarily is the result of a loss recognized in the first quarter of 2016 related to the disposition of certain investment securities; and

•

The recognition of increased impairment charges of approximately $1.7 million whereby the total impairment charges during 2016 were approximately $2.2 million which related to charges of approximately $1.2 million in connection with the sales of income properties in Sebring, Florida and Altamonte Springs, Florida which were sold in April and September 2016, respectively, and impairment charges recognized on certain land sales contracts of approximately $1.0 million, which are still under contract to close as of December 31, 2016.

Review of 2016 Guidance

The following summary provides a review of the Company’s guidance for the year ending December 31, 2016 compared to the operating results and leverage as of and for the year ended December 31, 2016 and the investment and disposition activity and land transactions:

	2016 Guidance	2016 Actual
Reported Earnings Per Share (Basic) (1)	$2.75-$3.00	$ 2.86
Acquisition of Income-Producing Assets	$70mm - $85mm	$86.7mm
Target Investment Yields (Initial Yield – Unlevered)	6% - 8%	6.33%
Disposition of Non-Core Income Properties (2)	$15mm - $25mm	$22.7mm
Target Disposition Yields (2)	7% - 10%	8.20%
Land Transactions (Sales Value)	$25mm - $35mm	$13.8mm
Leverage Target (as % of Total Enterprise Value)	<40%	32.6%

(1)

Earnings per share guidance provided in February 2016 excluded the potential gain on the Portfolio Sale. The gain on the Portfolio Sale ultimately equaled $1.20 per share.  Excluding the impact of the Portfolio Sale, actual earnings per share for 2016 would have equaled $1.66 per share.

(2)	Excludes Portfolio Sale with proceeds of $51.6 million, including the buyer’s assumption of the $23.1 million secured debt on the portfolio, reflecting an exit cap rate of approximately 4.73%.

Issuance of 2017 Guidance

The following summary provides the Company’s guidance for the year ending December 31, 2017:

2017 Guidance
Earnings per Share (Basic) (1)	$2.25 – $2.45
Acquisition of Income-Producing Assets	$50mm - $70mm
Target Investment Yields (Initial Yield – Unlevered)	6% - 8%
Land Transactions (Sales Value)	$30mm - $50mm
Leverage Target (as % of Total Enterprise Value)	<40%
(1)	Earnings per share in 2016, excluding the gain on the Portfolio Sale, equaled $1.66 per share.

Fourth Quarter/Year-End 2016 Earnings Conference Call & Webcast

The Company will host a conference call to present its operating results for the fourth quarter and year ended December 31, 2016 tomorrow, Wednesday, February 8, 2017, at 8:30 a.m. eastern time. Shareholders and interested parties may access the Earnings Call via teleconference or webcast:

Teleconference: USA (Toll Free)1-888-317-6003

International: 1-412-317-6061

Canada (Toll Free): 1-866-284-3684

Please dial-in at least five minutes prior to the scheduled start time and use the code 9989753 when prompted.

A webcast of the call can be accessed at: http://services.choruscall.com/links/cto170208.html

To access the webcast log-on to the web address noted above or go to http://www.ctlc.com and log-in at the investor relations section. Please log in to the webcast at least ten minutes prior to the scheduled time of the Earnings Call.

A replay of the Earnings Call will be archived and available online through the Investor Relations section of http://www.ctlc.com.

About Consolidated-Tomoka Land Co.

Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns a portfolio of income investments in diversified markets in the United States including approximately 1.7 million square feet of income properties, as well as approximately 9,800 acres of land in the Daytona Beach area. Visit our website at www.ctlc.com.

We encourage you to review our most recent investor presentations, from our Investor Day on December 2, 2016, and for the Third Quarter 2016 pertaining to the results for the quarter and nine months ended September 30, 2016, available on our website at www.ctlc.com.

SAFE HARBOR

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements.  Words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. Although forward-looking statements are made based upon management’s expectations and beliefs concerning future Company actions and developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include uncertainties associated with the closing of pending transactions, including the likelihood, timing, and final terms thereof, the completion of 1031 transactions, and the permitting processes for certain land transactions, as well as the uncertainties and risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 as filed with the Securities and Exchange Commission.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.

CONSOLIDATED-TOMOKA LAND CO.

CONSOLIDATED BALANCE SHEETS

	(Unaudited) December 31, 2016	December 31, 2015
ASSETS
Property, Plant, and Equipment:
Income Properties, Land, Buildings, and Improvements	$274,334,139	$268,970,875
Golf Buildings, Improvements, and Equipment	3,528,194	3,432,681
Other Furnishings and Equipment	1,032,911	1,044,139
Construction in Progress	5,267,676	50,610
Total Property, Plant, and Equipment	284,162,920	273,498,305
Less, Accumulated Depreciation and Amortization	(16,552,077)	(16,242,277)
Property, Plant, and Equipment—Net	267,610,843	257,256,028
Land and Development Costs ($-0- and $11,329,574 Related to Consolidated VIE as of December 31, 2016 and 2015, respectively)	51,955,278	53,406,020
Intangible Lease Assets—Net	34,725,822	20,087,151
Impact Fee and Mitigation Credits	2,322,906	4,554,227
Commercial Loan Investments	23,960,467	38,331,956
Cash and Cash Equivalents	7,779,562	4,060,677
Restricted Cash	9,855,469	14,060,523
Investment Securities	—	5,703,767
Refundable Income Taxes	943,991	858,471
Other Assets	9,469,088	6,034,824
Total Assets	$408,623,426	$404,353,644
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts Payable	$1,518,105	$1,934,417
Accrued and Other Liabilities	8,667,897	8,867,919
Deferred Revenue	1,991,666	14,724,610
Intangible Lease Liabilities - Net	30,518,051	31,979,559
Accrued Stock-Based Compensation	42,092	135,554
Deferred Income Taxes—Net	51,364,572	39,526,406
Long-Term Debt	166,245,201	166,796,853
Total Liabilities	260,347,584	263,965,318
Commitments and Contingencies
Shareholders’ Equity:
Consolidated-Tomoka Land Co. Shareholders' Equity:
Common Stock – 25,000,000 shares authorized; $1 par value, 6,021,564 shares issued and 5,710,238 shares outstanding at December 31, 2016; 6,068,310 shares issued and 5,908,437 shares outstanding at December 31, 2015	5,914,560	5,901,510
Treasury Stock – 311,326 shares at December 31, 2016; 159,873 shares at December 31, 2015	(15,298,306)	(7,866,410)
Additional Paid-In Capital	20,511,388	16,991,257
Retained Earnings	136,892,311	120,444,002
Accumulated Other Comprehensive Income (Loss)	255,889	(688,971)
Total Consolidated-Tomoka Land Co. Shareholders' Equity	148,275,842	134,781,388
Noncontrolling Interest in Consolidated VIE	—	5,606,938
Total Shareholders’ Equity	148,275,872	140,388,326
Total Liabilities and Shareholders’ Equity	$408,623,426	$404,353,644

CONSOLIDATED-TOMOKA LAND CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December31, 2015
Revenues
Income Properties	$6,608,830	$5,614,294	$25,092,484	$19,041,111
Interest Income from Commercial Loan Investments	537,728	874,551	2,588,235	2,691,385
Real Estate Operations	19,165,183	11,966,554	38,144,347	15,942,894
Golf Operations	1,312,471	1,308,409	5,190,394	5,243,485
Agriculture and Other Income	11,331	19,624	59,401	78,805
Total Revenues	27,635,543	19,783,432	71,074,861	42,997,680
Direct Cost of Revenues
Income Properties	(1,393,474)	(1,334,442)	(5,204,863)	(3,655,935)
Real Estate Operations	(10,242,446)	(3,071,335)	(14,881,311)	(4,292,524)
Golf Operations	(1,432,393)	(1,391,772)	(5,587,077)	(5,593,085)
Agriculture and Other Income	(13,170)	(76,724)	(166,769)	(226,554)
Total Direct Cost of Revenues	(13,081,483)	(5,874,273)	(25,840,020)	(13,768,098)
General and Administrative Expenses	(1,779,467)	(2,630,176)	(10,297,877)	(8,753,779)
Impairment Charges	—	—	(2,180,730)	(510,041)
Depreciation and Amortization	(2,377,031)	(1,568,277)	(8,195,417)	(5,212,897)
Gain (Loss) on Disposition of Assets	(83,668)	1,735,115	12,758,770	5,516,444
Total Operating Expenses	(17,321,649)	(8,337,611)	(33,755,274)	(22,728,371)
Operating Income	10,313,894	11,445,821	37,319,587	20,269,309
Investment Income (Loss)	31,181	(186,864)	(529,981)	208,879
Interest Expense	(2,052,745)	(2,072,686)	(8,753,338)	(6,919,767)
Income Before Income Tax Expense	8,292,330	9,186,271	28,036,268	13,558,421
Income Tax Expense	(3,212,127)	(3,547,208)	(11,836,854)	(5,269,104)
Net Income	5,080,203	5,639,063	16,199,414	8,289,317
Less: Net Loss Attributable to Noncontrolling Interest in Consolidated VIE	14,870	50,259	51,834	57,849
Net Income Attributable to Consolidated-Tomoka Land Co.	$5,095,073	$5,689,322	$16,251,248	$8,347,166

Per Share Information:
Basic
Net Income Attributable to Consolidated-Tomoka Land Co.	$0.91	$0.99	$2.86	$1.44
Diluted
Net Income Attributable to Consolidated-Tomoka Land Co.	$0.90	$0.98	$2.85	$1.43

Dividends Declared and Paid	$0.04	$0.04	$0.12	$0.08